Exhibit 10.4

LETTER AMENDMENT

December 29, 2008

Kathryn S. Brooks

Dear Ms. Brooks,

This letter agreement (the “Amendment”) supplements and amends the offer letter (the “Letter”), dated as of March 13, 2000, that you received from Green Mountain Coffee Roasters, Inc. (the “Company”), to clarify its terms in conformity to the requirements of, or if applicable the requirements for exemption from, Section 409A of the Internal Revenue code of 1986, as amended. Except as modified by this Amendment, the Letter shall remain in full force and effect.

By signing this Amendment, you agree and acknowledge that:

1.	The intent of the parities is to clarify the meaning of certain provisions of the Letter so that payments and benefits provided for in the Letter will comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”). The Letter shall be interpreted in a manner that is consistent with that intent. In no event, however, shall the Company be liable for any tax, interest or penalty that my be imposed on you by Section 4069A.

2.	All reimbursements payable to you, or in-kind benefits, if any, provided to you by the Company shall be governed by the Green Mountain Coffee Roasters, Inc. 409A Reimbursement Policy.

3.	Where the Letter provides for payments to you upon the termination of your employment, those provisions shall be subject to the following terms of construction and the following Section 409A-related conditions:

3.1.	Any entitlement to severance (12 months of salary continuation) shall require an involuntary “separation from service” by the Company, subject to the exception for cause contained in the Letter. For this purpose, separation from service means a “separation from service” (as that term is defined at Section 1.409A-1(h) of the Treasury Regulations under Section 409A) from the Company and from all other trades or businesses that are treated as one employer with the Company under Section 409A’a separation from service rules.

3.2.

If at the time of your separation from service you are a specified employee (as that term is defined in subsection (a)(2)(B)(i) of Section 409A), any and all amounts payable in connection with such separation from service that constitute deferred compensation subject to Section

409A, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall instead by paid on the date that follows the date of such separation from service by six (6) months.

Sincerely,

Green Mountain Coffee Roasters, Inc.

/s/ Frances Rathke
A duly authorized signatory

ACCEPTED AND AGREED:

/s/ Kathryn S. Brooks
Kathryn S. Brooks

Date: December 29, 2008

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